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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.  )(1)


                             LeMaitre Vascular, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   525558 20 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d - 1(b)
[ ]  Rule 13d - 1(c)
[X]  Rule 13d - 1(d)

-------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).
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                               Page 1 of 12 pages

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CUSIP NO. 525558 20 1            SCHEDULE 13G                 PAGE 2 OF 12 PAGES
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  1.  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Housatonic Equity Investors, L.P.
      I.R.S. Identification No. 04-3404096
----- --------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [_]
                                                                         (b) [_]
----- --------------------------------------------------------------------------
  3.  SEC USE ONLY


----- --------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

                               0
NUMBER OF                ----- -------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       1,403,469
EACH                     ----- -------------------------------------------------
REPORTING                  7.  SOLE DISPOSITIVE POWER
PERSON
WITH                           0
                         ----- -------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                               1,403,469
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,403,469
----- --------------------------------------------------------------------------
 10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES       [_]
      (See Instructions)

----- --------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.1%
----- --------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON (See Instructions)

      PN
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                               Page 2 of 12 pages
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CUSIP NO. 525558 20 1            SCHEDULE 13G                 PAGE 3 OF 12 PAGES
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  1.  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Housatonic Equity Partners I, LLC
      I.R.S. Identification No. 04-3452364
----- --------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [_]
                                                                         (b) [_]
----- --------------------------------------------------------------------------
  3.  SEC USE ONLY


----- --------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      Massachusetts
--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

                               0
NUMBER OF                ----- -------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       1,403,469
EACH                     ----- -------------------------------------------------
REPORTING                  7.  SOLE DISPOSITIVE POWER
PERSON
WITH                           0
                         ----- -------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                               1,403,469
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,403,469
----- --------------------------------------------------------------------------
 10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES       [_]
      (See Instructions)

----- --------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.1%
----- --------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON (See Instructions)

      PN
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                               Page 3 of 12 pages
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CUSIP NO. 525558 20 1            SCHEDULE 13G                 PAGE 4 OF 12 PAGES
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  1.  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      William N. Thorndike, Jr.
----- --------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [_]
                                                                         (b) [_]
----- --------------------------------------------------------------------------
  3.  SEC USE ONLY


----- --------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

                               0
NUMBER OF                ----- -------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       1,403,469
EACH                     ----- -------------------------------------------------
REPORTING                  7.  SOLE DISPOSITIVE POWER
PERSON
WITH                           0
                         ----- -------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                               1,403,469
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,403,469
----- --------------------------------------------------------------------------
 10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES       [_]
      (See Instructions)

----- --------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.1%
----- --------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON (See Instructions)

      IN
================================================================================
                               Page 4 of 12 pages
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CUSIP NO. 525558 20 1            SCHEDULE 13G                 PAGE 5 OF 12 PAGES
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  1.  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Barry D. Reynolds
----- --------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [_]
                                                                         (b) [_]
----- --------------------------------------------------------------------------
  3.  SEC USE ONLY


----- --------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

                               0
NUMBER OF                ----- -------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       1,403,469
EACH                     ----- -------------------------------------------------
REPORTING                  7.  SOLE DISPOSITIVE POWER
PERSON
WITH                           0
                         ----- -------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                               1,403,469
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,403,469
----- --------------------------------------------------------------------------
 10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES       [_]
      (See Instructions)

----- --------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.1%
----- --------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON (See Instructions)

      IN
================================================================================
                               Page 5 of 12 pages
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CUSIP NO. 525558 20 1            SCHEDULE 13G                 PAGE 6 OF 12 PAGES
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  1.  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Michael C. Jackson
----- --------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [_]
                                                                         (b) [_]
----- --------------------------------------------------------------------------
  3.  SEC USE ONLY


----- --------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

                               0
NUMBER OF                ----- -------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       1,403,469
EACH                     ----- -------------------------------------------------
REPORTING                  7.  SOLE DISPOSITIVE POWER
PERSON
WITH                           0
                         ----- -------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                               1,403,469
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,403,469
----- --------------------------------------------------------------------------
 10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES       [_]
      (See Instructions)

----- --------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.1%
----- --------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON (See Instructions)

      IN
================================================================================
                               Page 6 of 12 pages
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CUSIP NO. 525558 20 1            SCHEDULE 13G                 PAGE 7 OF 12 PAGES
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  1.  NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Eliot Wadsworth II
----- --------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [_]
                                                                         (b) [_]
----- --------------------------------------------------------------------------
  3.  SEC USE ONLY


----- --------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

                               0
NUMBER OF                ----- -------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       1,403,469
EACH                     ----- -------------------------------------------------
REPORTING                  7.  SOLE DISPOSITIVE POWER
PERSON
WITH                           0
                         ----- -------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                               1,403,469
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,403,469
----- --------------------------------------------------------------------------
 10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES       [_]
      (See Instructions)

----- --------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.1%
----- --------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON (See Instructions)

      IN
================================================================================
                               Page 7 of 12 pages
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CUSIP NO. 525558 20 1            SCHEDULE 13G                 PAGE 8 OF 12 PAGES
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ITEM 1 (A).       NAME OF ISSUER:
-----------       ---------------
                  LeMaitre Vascular, Inc.

ITEM 1 (B).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
-----------       ------------------------------------------------
                  63 Second Avenue, Burlington, Massachusetts 01803

ITEM 2 (A).       NAME OF PERSONS FILING:
-----------       -----------------------
                  (1) Housatonic Equity Investors, L.P.; (2) Housatonic Equity
                  Partners I, LLC (the sole general partner of Housatonic Equity
                  Investors, L.P.); and (3) William N. Thorndike, Jr., Barry D.
                  Reynolds, Michael C. Jackson and Eliot Wadsworth II (the managing members of Housatonic Equity Partners I, LLC). The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2 (B).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
-----------       ------------------------------------------------------------
                  The address of the principal business office of each of the Reporting Persons is 44 Montgomery Street, Suite 4010, San
                  Francisco, CA 94104.

ITEM 2 (C).       CITIZENSHIP:
-----------       ------------
                  Housatonic Equity Investors, L.P. is a limited partnership organized under the laws of the State of Delaware. Housatonic
                  Equity Partners I, LLC is a limited liability company organized under the laws of The Commonwealth of Massachusetts.
                  Each of William N. Thorndike, Jr., Barry D. Reynolds, Michael
                  C. Jackson and Eliot Wadsworth II is a United States citizen.

ITEM 2 (D).       TITLE OF CLASS OF SECURITIES:
-----------       -----------------------------
                  Common Stock, $0.01 par value per share

ITEM 2 (E).       CUSIP NUMBER
-----------       ------------
                  525558  20  1

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
-------           --------------------------------------------------------
                  13D-2(B) OR (C), CHECK WHETHER THE FILING PERSON IS A:
                  ------------------------------------------------------

                           (a) Broker or dealer registered under Section 15 of the Exchange Act.

                           (b) Bank as defined in Section 3(a)(6) of the Exchange Act.

                           (c) Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                           (d) Investment company registered under Section 8 of the Investment Company Act.

                           (e) An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                               Page 8 of 12 pages
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CUSIP NO. 525558 20 1            SCHEDULE 13G                 PAGE 9 OF 12 PAGES
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                           (f)       An employee benefit plan or endowment fund
                                     in accordance with Rule 13d-1(b)(1)(ii)(F);

                           (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                           (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                           (i) A church plan that is excluded from the definition of an investment company under
                                     Section 3(c)(14) of the Investment Company
                                     Act;

                           (j)       Group, in accordance with Rule
                                     13d-1(b)(1)(ii)(J).

                           Not applicable.

ITEM 4.           OWNERSHIP:
-------           ----------

                           (a)      Amount Beneficially Owned:

                                    As of December 31, 2007, Housatonic Equity
                                    Investors, L.P. was the record holder of 1,391,314 shares of Common Stock and 12,155 shares of Common Stock issuable pursuant to options currently exercisable or exercisable within 60 days of December 31, 2007 (such shares of Common Stock to be referred to collectively as the "Record Shares").

                                    By virtue of its affiliate relationship with Housatonic Equity Investors, L.P., Housatonic Equity Partners I, LLC may be deemed to own beneficially all of the Record Shares. In their capacities as individual managing members of Housatonic Equity Partners I, LLC, William N. Thorndike, Jr., Barry D. Reynolds, Michael C. Jackson and Eliot Wadsworth II may be deemed to own beneficially all of the Record Shares.

                                    Each of the Reporting Persons expressly
                                    disclaims beneficial ownership, except any shares or options held directly of record and any shares or options to the extent of any pecuniary interest therein.

                           (b)      Percent of Class:

                                    Each Reporting Person: 9.1%

                           (c) Number of shares as to which such person has:

                                    (i)     Sole power to vote or direct the
                                            vote:

                                            0 shares for each Reporting Person.

                                    (ii)    Shared power to vote or to direct
                                            the vote:

                                            1,403,469 shares for each Reporting
                                            Person.


                               Page 9 of 12 pages
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CUSIP NO. 525558 20 1            SCHEDULE 13G                PAGE 10 OF 12 PAGES
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                                    (iii)   Sole power to dispose or to direct
                                            the disposition of 0 shares for each
                                            Reporting Person.

                                    (iv)    Shared power to dispose or to direct
                                            the disposition of 1,403,469 shares
                                            for each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
-------           ---------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
-------           --------------------------------------------------------
                  PERSON:
                  -------

                  Not applicable.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
-------           ---------------------------------------------------------
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  -------------------------------------------------------------
                  COMPANY:
                  --------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
-------           ----------------------------------------------------------

                  Not applicable. The Reporting Persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J).

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
-------           -------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION:
--------          --------------

                  Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


                               Page 10 of 12 pages
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CUSIP NO. 525558 20 1            SCHEDULE 13G                PAGE 11 OF 12 PAGES
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                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 20, 2008

HOUSATONIC EQUITY INVESTORS, L.P.

     By: Housatonic Equity Partners I, LLC


     By:  /S/WILLIAM N. THORNDIKE, JR.
          --------------------------------
     Name: William N. Thorndike, Jr.
     Title: Managing Director


HOUSATONIC EQUITY PARTNERS I, LLC


     By:  /S/ WILLIAM N. THORNDIKE, JR.
          --------------------------------
     Name: William N. Thorndike, Jr.
     Title: Managing Director


/S/ WILLIAM N. THORNDIKE, JR.
-------------------------------
William N. Thorndike, Jr.


/S/ BARRY D. REYNOLDS
-------------------------------
Barry D. Reynolds


/s/ MICHAEL C. JACKSON
-------------------------------
Michael C. Jackson


/s/ ELIOT WADSWORTH II
-------------------------------
Eliot Wadsworth II


                               Page 11 of 12 pages

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CUSIP NO. 525558 20 1            SCHEDULE 13G                PAGE 12 OF 12 PAGES
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                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of LeMaitre Vascular, Inc.

     EXECUTED on this 20th day of February, 2008.

HOUSATONIC EQUITY INVESTORS, L.P.

     By: Housatonic Equity Partners I, LLC


     By:  /S/ WILLIAM N. THORNDIKE, JR.
          --------------------------------
     Name: William N. Thorndike, Jr.
     Title: Managing Director


HOUSATONIC EQUITY PARTNERS I, LLC


     By:  /S/ WILLIAM N. THORNDIKE, JR.
          --------------------------------
     Name: William N. Thorndike, Jr.
     Title: Managing Director


/S/ WILLIAM N. THORNDIKE, JR.
-------------------------------
William N. Thorndike, Jr.


/S/ BARRY D. REYNOLDS
-------------------------------
Barry D. Reynolds


/s/ MICHAEL C. JACKSON
-------------------------------
Michael C. Jackson


/s/ ELIOT WADSWORTH II
-------------------------------
Eliot Wadsworth II


                               Page 12 of 12 pages